EXHIBIT 23

CONSENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR NORTH BAY BANCORP



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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
North Bay Bancorp:


We consent to the incorporation by reference in the registration statements (No's. 333-93537, 333-43972 and 333-90006) on Form S-8 of North Bay Bancorp and
subsidiaries of our report dated March 22, 2005, with respect to the consolidated balance sheets of North Bay Bancorp and subsidiaries as of December 31, 2004 and 2003 and the related consolidated income statements, statements of changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2004, and all related financial statement schedules, which report appears in the December 31, 2004, annual report on Form 10-K of North Bay Bancorp and subsidiaries.



/s/ KPMG LLP

San Francisco, California
March 29, 2005